Exhibit 99.1

February 25, 2011

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES 2010 RESULTS

Leucadia National Corporation (LUK – NYSE) today announced its operating results for the year ended December 31, 2010.  On December 31, 2010, the Company recorded an adjustment that reduced the deferred tax valuation allowance and credited income tax expense by $1,157,100,000.  The adjustment resulted from the Company’s conclusion that it is more likely than not that it will have future taxable income sufficient to realize that portion of the net deferred tax asset.  Net income attributable to Leucadia National Corporation common shareholders was $1,939,312,000 (including the $1,157,100,000 adjustment to income tax expense) or $7.85 per diluted common share for the year ended December 31, 2010 compared to net income of $550,280,000 or $2.25 per diluted common share for the year ended December 31, 2009.  Net income attributable to Leucadia National Corporation common shareholders for 2010 and 2009 also included income from discontinued operations, including gain on disposal of $51,149,000 or $.19 per diluted common share and $16,621,000 or $.07 per diluted common share, respectively.

For more information on the Company’s results of operations for 2010, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)

	For the Three Month		For the Year
	Period Ended December 31,		Ended December 31,
	2010	2009	2010	2009
	(Unaudited)

Revenues and other income	$585,644	$192,798	$1,320,004	$575,208

Net securities gains (losses)	$9,078	$(855)	$179,494	$(21,106)

Income (loss) from continuing operations before income taxes
and income (losses) related to associated companies	$299,553	$3,385	$369,003	$(241,154)

Income tax provision (benefit)	(1,150,254)	727	(1,139,318)	7,108

Income (loss) from continuing operations before
income (losses) related to associated companies	1,449,807	2,658	1,508,321	(248,262)

Income (losses) related to associated companies, net of taxes	226,782	(86,967)	380,766	780,236

Income (loss) from continuing operations	1,676,589	(84,309)	1,889,087	531,974

Income (loss) from discontinued operations, including gain
on disposal, net of taxes	18,450	(7,527)	51,149	16,621

Net income (loss)	1,695,039	(91,836)	1,940,236	548,595

Net (income) loss attributable to the noncontrolling interest	183	901	(924)	1,685

Net income (loss) attributable to Leucadia National
Corporation common shareholders	$1,695,222	$(90,935)	$1,939,312	$550,280

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$6.89	$(.34)	$7.77	$2.21
Income (loss) from discontinued operations, including gain
on disposal	.07	(.03)	.20	.07
Net income (loss)	$6.96	$(.37)	$7.97	$2.28
Number of shares in calculation	243,546	243,170	243,379	241,437

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$6.77	$(.34)	$7.66	$2.18
Income (loss) from discontinued operations, including gain
on disposal	.07	(.03)	.19	.07
Net income (loss)	$6.84	$(.37)	$7.85	$2.25
Number of shares in calculation	247,847	243,170	247,672	247,849